Exhibit 99.1

SolarEdge Announces Closing of S.M.R.E. Spa Acquisition

Fremont, California and Umbertide, Italy— January 25, 2019 — SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy technology, announced today the closing of the previously announced acquisition of a majority stake (approximately 57%) of S.M.R.E Spa (“SMRE”), a provider of innovative integrated powertrain technology and electronics for electric vehicles.

“We are pleased to welcome SMRE to the SolarEdge family. We believe that our technological synergies combined with our complimentary areas of expertise will empower SolarEdge’s growing business group at a time when the world is undergoing a clean energy transformation and e-mobility revolution," stated Guy Sella, CEO, Chairman and Founder of SolarEdge.

The Company’s current aggregate investment to purchase the SMRE shares was increased from 51% to 57% totaling approximately $85 million, up from the expected $77 million, including transaction-related expenses. SolarEdge intends to purchase the remaining outstanding equity shares of SMRE that are currently listed on the Italian AIM (SMR.MI) over time through open-market purchases and otherwise, eventually resulting in SMRE becoming a wholly-owned subsidiary of SolarEdge.

For the acquisition, Roth Capital acted as the financial advisor for MTI Holdings, a major shareholder of SMRE.

About SolarEdge Technologies
SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, UPS, and grid services solutions. SolarEdge is online at solaredge.com

Press Contact
SolarEdge Technologies
Jessica Fishman
Public and Media Relations Director
+972-523958445
Jessica.Fishman@solaredge.com

Investor Contacts
SolarEdge Technologies, Inc.
Ronen Faier, Chief Financial Officer
+1 510-498-3263
investors@solaredge.com

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1 617-542-6180
investors@solaredge.com